Exhibit 5.1

[AT&T Letterhead]

February 19, 2016

AT&T Inc.

208 S. Akard Street

Dallas, TX 75202

Dear Sirs:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”) of the (i) 2.400% Global Notes due 2017, (ii) 1.750% Global Notes due 2018, (iii) 5.875% Global Notes due 2019, (iv) 5.200% Global Notes due 2020, (v) 4.600% Global Notes due 2021, (vi) 5.000% Global Notes due 2021, (vii) 3.800% Global Notes due 2022, (viii) 2.750% Global Notes due 2023, (ix) 4.450% Global Notes due 2024, (x) 3.950% Global Notes due 2025, (xi) 4.375% Global Notes due 2029, (xii) 5.200% Global Notes due 2033, (xiii) 6.350% Global Notes due 2040, (xiv) 6.000% Global Notes due 2040, (xv) 6.375% Global Notes due 2041 and (xvi) 5.150% Global Notes due 2042 (the “Debt Securities”) to be issued by AT&T Inc., a Delaware corporation (the “Corporation”) pursuant to the Indenture, dated as of May 15, 2013 (the “Indenture”), between the Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), pursuant to the Corporation’s exchange offers and solicitation of consents for the outstanding (i) 2.400% Senior Notes due 2017, (ii) 1.750% Senior Notes due 2018, (iii) 5.875% Senior Notes due 2019, (iv) 5.200% Senior Notes due 2020, (v) 4.600% Senior Notes due 2021, (vi) 5.000% Senior Notes due 2021, (vii) 3.800% Senior Notes due 2022, (viii) 2.750% Senior Notes due 2023, (ix) 4.450% Senior Notes due 2024, (x) 3.950% Senior Notes due 2025, (xi) 4.375% Senior Notes due 2029, (xii) 5.200% Senior Notes due 2033, (xiii) 6.350% Senior Notes due 2040, (xiv) 6.000% Senior Notes due 2040, (xv) 6.375% Senior Notes due 2041 and (xvi) 5.150% Senior Notes due 2042 (the “DTV Notes”) of DIRECTV Holdings LLC and DIRECTV Financing Co., Inc. (together, “DTV”), issued under (1) the Indenture dated as of September 22, 2009, among DTV, certain guarantors signatory thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “DTV Trustee”), as supplemented by the First Supplemental Indenture, dated November 14, 2011 and the Second Supplemental Indenture, dated July 24, 2015, (2) the Indenture dated as of March 11, 2010, among DTV, certain guarantors signatory thereto and the DTV Trustee, as supplemented by the First Supplemental Indenture, dated November 14, 2011 and the Second Supplemental Indenture, dated July 24, 2015, (3) the Indenture dated as of August 17, 2010, among DTV, certain guarantors signatory thereto and the DTV Trustee, as supplemented by the First Supplemental Indenture, dated August 17, 2010, the Second Supplemental Indenture, dated March 10, 2011, the Third Supplemental Indenture, dated November 14, 2011, the Fourth

Supplemental Indenture, dated November 14, 2011, and the Fifth Supplemental Indenture, dated July 24, 2015, (4) the Indenture dated as of March 8, 2012, among DTV, certain guarantors signatory thereto and the DTV Trustee, as supplemented by the First Supplemental Indenture, dated July 24, 2015 and (5) the Indenture dated as of September 14, 2012, among DTV, certain guarantors signatory thereto and the DTV Trustee, as supplemented by the First Supplemental Indenture, dated September 14, 2012, the Second Supplemental Indenture, dated January 15, 2013, the Third Supplemental Indenture, dated May 20, 2013, the Fourth Supplemental Indenture, dated November 20, 2013, the Fifth Supplemental Indenture, dated March 20, 2014, the Sixth Supplemental Indenture, dated December 11, 2014 and the Seventh Supplemental Indenture, dated July 24, 2015, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

I am of the opinion that (i) the Corporation has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware and (ii) when (x) the Registration Statement on Form S-4 relating to the Debt Securities (the “Registration Statement”) has become effective under the Act, (y) the terms of the Debt Securities and of their issuance and delivery have been duly established in conformity with the Indenture relating to the Debt Securities so as not to violate any applicable law or any agreement or instrument to which AT&T Inc. is a party or by which it is bound and (z) the Debt Securities have been duly executed, authenticated and issued as provided in the Indenture and delivered in exchange for the DTV Notes as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Corporation entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

I note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Debt Security would be required to render such judgment in the foreign currency or currency unit in which the Debt Securities are denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and issuance of the Debt Securities.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement and the making of the statements with respect to me which are set forth under the caption “Validity of Notes” in the prospectus forming a part of the Registration Statement referred to above.

In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Wayne A. Wirtz